Exhibit 10.1

CONFIDENTIAL EXECUTIVE RETENTION BONUS AGREEMENT

This Confidential Executive Retention Bonus Agreement (“Agreement”) is entered into as of April 24, 2014 (the “Effective Date”), between Sherri L. Lemmer (the “Executive”) and Wausau Paper Corp., a Wisconsin corporation (the “Company”).

RECITALS:

A.

The Executive is an employee of the Company and currently serves as Chief Financial Officer; and

B.

Executive’s employment with the Company is “at-will,” and either party can terminate the employment relationship at any time and for any reason not protected by law; and

C.

Executive’s continued service and dedication to the Company are important to the Company’s successful transition to a new Chief Executive Officer; and

D.

To induce the Executive to remain employed with the Company through her Retention Date, the Company has agreed to offer the Executive a retention bonus, under certain circumstances, as provided in this Agreement.

AGREEMENT

ARTICLE - DEFINITIONS

Section 1.1

Cause.  “Cause” shall mean any of the following:

(a)

The willful and continued failure of the Executive to perform substantially all of the Executive’s duties with the Company, after a written demand for substantial performance is delivered to the Executive by the Executive’s supervisor that specifically identifies the manner in which the supervisor believes that the Executive has not substantially performed the Executive’s duties; or

(b)

The willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

For purposes of this Section 1.1, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

Section 1.2

Code.  “Code” means the Internal Revenue Code of 1986, as amended.

Section 1.3

Controlled Group.  “Controlled Group” means the Company and each other member of the controlled group of corporations or other entities under common control to which the Company belongs for purposes of determining whether a separation from service has occurred pursuant to Code Section 409A and the regulations promulgated thereunder.

Section 1.4

Retention Bonus.  “Retention Bonus” shall have the meaning set forth in Section 2.1 of this Agreement.

Section 1.5

Retention Date.  “Retention Date” shall mean the date that is the one year anniversary of the Effective Date.

Section 1.6

Retention Period.  “Retention Period” shall mean the period of time from the Effective Date until the Executive’s Retention Date.

Section 1.7

Termination of Employment.  “Termination of Employment” means the termination of the Executive’s employment by Company and each member of the Controlled Group.

ARTICLE 2 - RETENTION BONUS

Section 2.1

Payment of Retention Bonus by Company.  The Company will pay the Executive a retention bonus in the amount of One Hundred Thousand Dollars ($100,000.00), less all applicable withholdings and deductions required by law (the “Retention Bonus”), within five (5) business days following the Executive’s Retention Date, provided the Executive is actively employed by the Company on the Retention Date.

ARTICLE 3 - TERMINATION

Section 3.1

Termination of Agreement by Company.  From the Effective Date and including during the Retention Period, the Company may terminate this Agreement upon the Executive’s Termination of Employment by the Company for Cause.

Section 3.2

Termination of Agreement by Executive.  From the Effective Date and including during the Retention Period, Executive shall be deemed to have terminated this Agreement if the Executive voluntarily incurs a Termination of Employment.

Section 3.3

Termination of Agreement by Reason of Executive’s Death.  This Agreement will automatically terminate if Executive dies on or after the Effective Date including during the Retention Period.  The termination date in such circumstances will be the date of Executive’s death.

Section 3.4

Automatic Termination Following Expiration of Retention Period.  This Agreement shall automatically terminate and be of no further force and effect thirty (30) days following the end of the Retention Period; provided, however, that any payment obligations incurred by the Company shall continue following any such automatic termination of this Agreement.

ARTICLE 4 - MISCELLANEOUS

Section 4.1

Assignment.  Neither the Executive nor the Company may assign this Agreement without the prior written consent of the other.

Section 4.2

Entire Agreement, Amendment.  This Agreement contains the parties’ entire agreement regarding its subject matter, namely the Retention Bonus,  and may only be amended in a writing signed by the parties.  This Agreement supersedes any and all prior oral or written agreements (including letters, policies and memoranda) between the Executive and the Company regarding the specific subject matter of this Agreement, namely the Retention Bonus.  This Agreement does not supersede the Executive’s Change of Control Employment Agreement effective December 14, 2012.

Section 4.3

Confidentiality of the Agreement.  Executive represents and agrees that the terms and conditions of this Agreement shall be completely confidential subject to the following exceptions:

(a)

Executive may tell, on condition of confidentiality, her spouse, appropriate governmental agencies, such as the Internal Revenue Service or Wisconsin Department of Revenue, her investment advisor, attorneys and accountants; and any other person she is required to tell by law or must do so to effectuate this Agreement.

(b)

The phrase “terms and conditions of this Agreement” means those terms and conditions that appear on the face of this Agreement.

Section 4.4

Choice of Law.  Wisconsin law governs this Agreement.

Section 4.5

Waivers.  No party’s failure to exercise, or delay in exercising, any right or remedy under this Agreement will be a waiver of such right or remedy, nor will any single or partial exercise of any right or remedy preclude any or further exercise of such right or remedy.

Section 4.6

Notices.  All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if personally served on the party to whom notice is being given, or on the third day after mailing, if mailed to the party to whom notice is to be given, by first class mail, and properly addressed as follows:

To Executive

Personal and Confidential

Sherri L. Lemmer

800 Oak Ridge Road

Mosinee, WI  54455

To Company

Personal and Confidential

Wausau Paper Corp.

100 Paper Place

Mosinee, WI  54455

Attention:  Curtis R. Schmidt

Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

Section 4.7

Compliance with Code Section 409A.  This Agreement is intended to comply with, or be exempt from, Section 409A of the Code and shall be construed and administered in accordance with Section 409A of the Code.

Executed this 24th day of April, 2014.

/s/ SHERRI L. LEMMER

Sherri L. Lemmer

Executed this 24th day of April, 2014.

WAUSAU PAPER CORP.

By:

/s/ CURTIS R. SCHMIDT

Curtis R. Schmidt

Vice President – Human Resources